EXHIBIT 8.1

BRUSSELS CHICAGO FRANKFURT HAMBURG HONG KONG LONDON LOS ANGELES MILAN MOSCOW NEW JERSEY	Latham & Watkins ATTORNEYS AT LAW www.lw.com ____________________	NEW YORK NORTHERN VIRGINIA ORANGE COUNTY PARIS SAN DIEGO SAN FRANCISCO SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

December 9, 2002

Pan Pacific Retail Properties, Inc.
1631-B S. Melrose Drive
Vista, California 92083

Re:        Pan Pacific Retail Properties, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the filing on November 21, 2002 of a registration statement on Form S-3, file number 333-101377, under the Securities Act of 1933, as amended (the “1933 Act”), registering 3,415,333 shares of the Company’s $.01 par value common stock, as amended as of the date hereof (the “Registration Statement”).

You have requested our opinion concerning certain of the federal income tax consequences to the Company, including with respect to its election to be taxed as a real estate investment trust. This opinion is based on various factual assumptions, including the facts set forth in the Registration Statement concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent, have relied upon, certain representations made by the Company and the subsidiaries of the Company as to certain factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”).

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion, we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the

633 West Fifth Street, Suite 4000 • Los Angeles, California 9007I-2007
TELEPHONE: (213) 485-1234 • FAX: (213) 891-8763

LATHAM & WATKINS

December 9, 2002

applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based upon on such facts, assumptions, and representations, it is our opinion that the statements in the Registration Statement under the caption “Material Federal Income Tax Consequences” insofar as they purport to describe or summarize certain provisions of the agreements, statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officer’s Certificate may affect the conclusions stated herein. As described in the Registration Statement, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to meet the various qualification requirements imposed under the Internal Revenue Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material Federal Income Tax Consequences and “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission promulgated thereunder. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Very truly yours,

/s/  LATHAM & WATKINS